Exhibit 10.3

                        FBR Asset Investment Corporation
                             Stock Option Agreement


No. of shares subject to option: 1,021,900

                  THIS AGREEMENT dated as of the 17th day of December, 1997, between FBR ASSET INVESTMENT CORPORATION, a Virginia corporation (the "Company"), and FRIEDMAN, BILLINGS, RAMSEY INVESTMENT MANAGEMENT, INC.
(the "Manager"), provides as follows:

                  1. Grant of Option. The Company, on December 17, 1997 (the "Date of Grant"), granted to the Manager, subject to the terms and conditions herein set forth, the right and option to purchase from the Company all or any part of an aggregate of 1,021,900 shares of common stock of the Company ("Common Stock") at the option price of $20 per share (the "Option"). This Option is not intended to be a statutory stock option under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended, (the "Code"). This Option will be exercisable as hereinafter provided.

                  2. TERMS and CONDITIONS. This Option is subject to the following terms and conditions:

                  (a) Expiration Date. This Option shall expire at 11:59 p.m. on December 16, 2007 (the "Expiration Date").

                  (b) Exercise of Option. This Option shall be exercisable with respect to all or part of the shares of Common Stock subject to this Option on the Date of Grant. This Option shall continue to be exercisable until the Expiration Date. A partial exercise of this Option shall not affect the Manager's right to exercise this Option with respect to the remaining shares, subject to the conditions of this Agreement.

                  (c) Method of Exercise and Payment for Shares. This Option shall be exercised by written notice delivered to the attention of the Company's Secretary at the Company's principal office in Arlington, Virginia. The exercise date shall be (i) in the case of notice by mail, the date of postmark, or (ii) if delivered in person, the date of delivery. Such notice shall be accompanied by payment of the option price in full, in cash or cash equivalent acceptable to the Company, or by the surrender of shares of common stock with an aggregate fair market value (determined as of the preceding business day) which, together with any cash or cash equivalent paid by the Manager, is not less than the option price of the number of shares of Common Stock for which the Option is being exercised.

                  (d) Transferability. The Manager may transfer this Option, in whole or in part, to one or more employees of the Manager, one or more persons (including Blackrock Financial Management, Inc., the Mortgage Portfolio Manager) who provide services to

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                  the Manager in connection with the management of the Company, or a combination thereof (each such transferee a "Holder"). The Holder of this Option shall be subject to the terms and conditions of this Agreement as if the Holder were the Manager (other than the right to transfer this Option pursuant to the preceding sentence) and such other terms and conditions that are not inconsistent with this Agreement as may be prescribed by the Manager. The Holder of this Option may not assign or otherwise transfer his rights under this Option except that if permitted by the Manager, the Holder may transfer his rights under this Option by will or the laws of descent and distribution. Except as provided in the preceding sentences, this Option is nontransferable.

                  3. Compliance With Law, Etc. This Option shall not be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made hereunder except in compliance with all applicable federal and state laws and regulations, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on the opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which this Option is exercised may bear such legends and statements as the Company's Board of Directors may deem advisable or desirable. This Option shall not be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made hereunder until the Company has obtained such consent or approval as the Company's Board of Directors may deem advisable from regulatory bodies having jurisdiction over such matters.

                  4. Shareholder Rights. The Manager shall not have any rights as a shareholder of the Company except to the extent that this Option is exercised and the Option price is paid to the Company.

                  5. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Manager to a fractional share such fraction shall be disregarded.

                  6. No Right to Continued Service. This Option does not confer upon the Manager any right with respect to continuance of service to the Company, nor shall it interfere in any way with the right of the Company to terminate its service at any time.

                  7. Change in Capital Structure. The terms of this Option shall be adjusted as the Company's Board of Directors determines in good faith is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

                  8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

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                  9. Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the assignees and successors of the Manager, the successors of the Company and the legatees, distributees and personal representatives of each Holder.



                             SIGNATURE PAGE FOLLOWS


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                  IN WITNESS WHEREOF, the Company has caused this Stock Option
Agreement to be signed by a duly authorized officer, and the Manager has affixed its signature hereto.

FBR ASSET INVESTMENT CORPORATION            FRIEDMAN, BILLINGS, RAMSEY
                                            INVESTMENT MANAGEMENT, INC.


By:    /s//William R. Swanson               By:    /s/ Nicholas J. Nichols
    ----------------------------                ---------------------------
Name:  William R. Swanson                   Name:  Nicholas J. Nichols
Title: Chief Operating Officer              Title: Managing Director





CONSENTED TO:

         FBR Holdings, Inc., as the holder of all the outstanding Common Stock of FBR Asset Investment Corporation.


By:    /s/ Eric Y. Generous
    ---------------------------
Name:  Eric Y. Generous
Title: Chief Financial Officer